CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our reports dated February 18, 2016 with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2015 and 2014, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2015 included in its 2015 Annual Report (Form 40-F) filed with the Securities and Exchange Commission, incorporated by reference in the Post-Effective Amendment No. 7 to the Registration Statement (Form N-4 No. 333-164139) and related Prospectus of John Hancock Life Insurance Company (U.S.A.) Separate Account T.

/s/ Ernst & Young LLP

Toronto, Canada

April 29, 2016